Exhibit 5






                                     June 6, 1995




          Century Telephone Enterprises, Inc.
          100 Century Park Drive
          Monroe, Louisiana   71203

          Gentlemen:

               We have acted as counsel for Century Telephone Enterprises, Inc. ("Century") in connection with Century's Registration Statement on Forms S-8 (the "Registration Statement") with respect to the proposed offering by Century of 2,000,000 shares of Century's Common Stock, $1.00 par value (the "Shares"), pursuant to the terms of Century's 1995 Incentive Compensation Plan (the "Plan").

               Based upon the foregoing, and upon our examination of such legal and factual matters as we deem necessary in order to furnish this opinion, it is our opinion that the Shares, when issued according to the terms of the Plan, will be duly authorized, legally issued, fully paid and non-assessable, assuming the Shares are not issued for less than par value.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Sincerely,

                                        JONES, WALKER, WAECHTER,
                                        POITEVENT, CARRERE & DENEGRE, L.L.P.



                                        By: /s/ Margaret F. Murphy
                                             Margaret F. Murphy